Exhibit 99.1
For Release - August 8, 2017
JELD-WEN Announces Second Quarter Results; Affirms Outlook for 2017 Revenue and Adjusted EBITDA
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months ended July 1, 2017, and updated its 2017 annual outlook.

Highlights:

•	Net income for the second quarter amounted to $46.8 million and adjusted EBITDA amounted to $125.3 million

•	Adjusted EBITDA for the second quarter increased 11.2%, and adjusted EBITDA margins expanded 150 basis points

•	Diluted earnings per share ("EPS") for the second quarter amounted to $0.43 and adjusted EPS amounted to $0.51

•	Net revenues for the second quarter decreased 1.6%, bringing the year-to-date total increase in net revenues to 2.0%

•	Cash flow from operations improved $53.6 million in the first six months of 2017 and free cash flow improved $77.0 million

•	Full year outlook for net revenue growth and adjusted EBITDA unchanged at 1.5 - 3.5% and $440 - $460 million, respectively

“We continue to execute on all aspects of our JELD-WEN Excellence Model and are pleased to deliver another quarter of EBITDA margin improvement at the top end of our target range of 100 - 150 basis points.  Our pipeline of operational cost savings initiatives continues to grow and we are making investments in organic growth and strategic M&A as shown by the recent acquisition of Mattiovi,” said Mark Beck, president and chief executive officer.  “Despite some growth headwinds in the second quarter, we are on-track to achieve our 2017 financial plan and remain confident in our full year guidance.”

Second Quarter 2017 Results
Net revenues for the three months ended July 1, 2017 decreased $15.9 million, or 1.6%, to $948.7 million, compared to $964.6 million for the same period last year. The decrease was driven by a reduction in core revenues of 1% and the unfavorable impact of foreign exchange. The company defines core revenues to exclude the revenue impact of foreign exchange and acquisitions completed in the last twelve months. Core revenues decreased primarily as a result of a 2% decrease in North America core revenues, largely driven by activity in the retail channel, which was partially offset by core revenue growth in Europe and Australasia. Gross margin increased $23.6 million, or 11.1%, to $235.7 million, compared to $212.2 million for the same period last year. The increase in gross margin was due to favorable pricing, cost savings initiatives, improved mix, and the contribution from recent acquisitions. Selling, general, and administrative (SG&A) expense increased $10.4 million, or 7.4%, to $151.5 million, compared to $141.1 million for the same period last year. SG&A expense as a percentage of net revenues was 16.0% compared to 14.6% for the same period a year ago. The increases in SG&A expense and SG&A expense percentage were primarily due to higher legal costs as well as fees related to the company's secondary equity offering. Net income decreased $20.1 million, or 30.1%, to $46.8 million, compared to $66.9 million in the same quarter last year. The decrease in net income was primarily due to the recognition of a tax benefit associated with a net valuation allowance release of approximately $22.8 million in the second quarter of 2016, as well as increased legal costs in the second quarter of 2017. Adjusted EBITDA increased $12.6 million, or 11.2%, to $125.3 million, compared to $112.7 million in the same quarter last year. Adjusted EBITDA margins expanded 150 basis points in the quarter to 13.2%, from 11.7% in the same quarter a year ago.

EPS for the second quarter was $0.43 and adjusted EPS was $0.51. A comparison of EPS to the same period last year would not be meaningful because of the material change in the company’s capital structure that resulted from its February 2017 initial public offering ("IPO"), as well as the dilutive impact of the primary shares issued in the IPO. The three months ended July 1, 2017 represent the first full quarter with the company's post-IPO capitalization.
On a segment basis for the second quarter of 2017, compared to the same period last year:

•
North America - Net revenues decreased $15.8 million, or 2.8%, to $551.7 million, primarily due to a decrease in core revenues of 2.0%. The decrease in core revenues was comprised of a 4% decrease in volume/mix, partially offset by a 2% increase in pricing. The decrease in volume/mix was primarily driven by activity in the retail channel, including the impact of the previously announced business line rationalization in Florida. The rationalization was consistent with JELD-WEN's overall strategic focus on profitable growth and has positioned the company to pursue more attractive business in the region. Adjusted EBITDA increased $4.0 million, or 5.3%, to $79.8 million. Adjusted EBITDA margin expanded by 110 basis points to 14.5%.

•
Europe - Net revenues decreased $7.9 million, or 3.0%, to $258.9 million, primarily due to the unfavorable impact of foreign exchange of 4%, partially offset by core revenue growth of 1%. Adjusted EBITDA increased $2.8 million, or 8.1%, to $37.1 million. Adjusted EBITDA margin expanded by 140 basis points to 14.3%.

•
Australasia - Net revenues increased $7.8 million, or 6.0%, to $138.2 million, primarily due to a 5% contribution from the recent acquisition of Breezway and core growth of 1%. Adjusted EBITDA increased $3.1 million, or 21.7%, to $17.3 million. Adjusted EBITDA margin expanded by 160 basis points to 12.5%.

Year-to-Date 2017 Results
Net revenues for the six months ended July 1, 2017 increased $35.4 million, or 2.0%, to $1.797 billion, compared to $1.761 billion for the same period last year. The increase was primarily driven by core revenue growth of 2%. Gross margin increased $51.4 million, or 13.9%, to $421.7 million, compared to $370.3 million for the same period last year. The increase in gross margin was due to profitable core growth and cost savings initiatives. Net income decreased $19.7 million, or 27.1%, to $53.2 million, compared to $72.9 million in the same period last year. The decrease in net income was primarily due to the tax benefit associated with a net valuation allowance release of approximately $22.8 million in the second quarter of 2016, increased legal costs in 2017, and the write-off of deferred financing fees in the first quarter of 2017. Adjusted EBITDA increased $32.4 million, or 18.6%, to $206.3 million, compared to $173.9 million in the same period last year. Adjusted EBITDA margins expanded 160 basis points to 11.5%, from 9.9% in the same period a year ago.

Balance Sheet and Cash Flow
Cash and cash equivalents as of July 1, 2017 were $227.7 million, compared to $102.7 million as of December 31, 2016. Total debt as of July 1, 2017 was $1.246 billion, compared to $1.620 billion as of December 31, 2016. On February 1, 2017, the company received net proceeds from its IPO of $472.4 million and used a portion of these proceeds to repay $375.0 million of debt. In conjunction with the debt repayment in the first quarter, the company wrote off $7.0 million of original issue discount and deferred financing fees.
Cash flow from operations improved $53.6 million in the first six months of 2017 to $66.2 million, from $12.6 million in the same period last year. Free cash flow improved $77.0 million in the first six months of 2017 to $46.3 million, from $(30.7) million in the same period last year.

Updated Annual Outlook for 2017
For full year 2017 compared to full year 2016, the company continues to project an increase in net revenues of 1.5% to 3.5%. The increase in net revenues is expected to be driven by positive core growth and a small benefit from recent acquisitions, partially offset by unfavorable foreign exchange impact.
The company's outlook for 2017 adjusted EBITDA is unchanged at $440 million to $460 million, compared to adjusted EBITDA of $393.7 million for 2016. Capital expenditures are now expected to be in the range $80 million to $90 million, reduced from the previous range of $90 million to $100 million.
“For the second half of 2017, the fundamental demand drivers across our global end markets look constructive and we have confidence in our ability to achieve margin improvement through our JEM initiatives,” stated Beck. “For these reasons, we are re-affirming our 2017 outlook for revenue and adjusted EBITDA. To enhance our performance, we continue investing in profitable growth initiatives and are making progress on our healthy pipeline of acquisition opportunities."

Conference Call Information
JELD-WEN management will host a conference call today, August 8, 2017, at 8 a.m. EDT, to discuss the company’s financial results. The conference call can be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13665969. The replay will be available until 11:59 p.m. EDT on August 22, 2017.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN (NYSE listed), founded in 1960, is one of the world’s largest door and window manufacturers, operating 117 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
John Linker
SVP, Corporate Development and Investor Relations
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, our outlook for 2017, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the quarter ended April 1, 2017, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2017 include the achievement of anticipated improvements in end markets, competitive position, and product portfolio; stable macroeconomic factors; no changes in foreign currency exchange and tax rates; and favorable interest expense due to the recent debt reduction. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income, eliminating the impact of the following items: loss from discontinued operations, net of tax; gain (loss) on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation income (loss); other non-cash items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, and iii) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. All such items are tax-effected at our estimated annual effective tax rate of approximately 29.8%.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	July 1, 2017	June 25, 2016	% Variance
Net revenues	$948.7	$964.6	(1.6)%
Cost of sales	713.0	752.5	(5.2)%
Gross margin	235.7	212.2	11.1%
Selling, general and administrative	151.5	141.1	7.4%
Impairment and restructuring charges	0.6	2.1	(73.9)%
Operating income	83.7	69.0	21.4%
Interest expense, net	(17.5)	(18.2)	(3.4)%
Other (expense) income	(2.8)	0.5	NM
Income before taxes, equity earnings and discontinued operations	63.4	51.3	23.6%
Income tax (expense) benefit	(17.7)	15.7	(212.7)%
Income from continuing operations, net of tax	45.7	67.0	(31.8)%
Equity earnings of non-consolidated entities	1.1	0.5	120.3%
Loss from discontinued operations, net of tax	—	(0.6)	NM
Net income	$46.8	$66.9	(30.1)%
Other financial data:
Adjusted EBITDA(1)	$125.3	$112.7	11.2%
Adjusted EBITDA Margin	13.2%	11.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Six Months Ended
	July 1, 2017	June 25, 2016	% Variance
Net revenues	$1,796.5	$1,761.2	2.0%
Cost of sales	1,374.8	1,390.9	(1.2)%
Gross margin	421.7	370.3	13.9%
Selling, general and administrative	298.5	273.1	9.3%
Impairment and restructuring charges	1.8	5.1	(65.6)%
Operating income	121.4	92.1	31.8%
Interest expense, net	(44.4)	(35.2)	26.3%
Other (expense) income	(5.4)	1.2	NM
Income before taxes, equity earnings and discontinued operations	71.6	58.2	23.1%
Income tax (expense) benefit	(20.0)	13.6	(246.6)%
Income from continuing operations, net of tax	51.7	71.8	(28.0)%
Equity earnings of non-consolidated entities	1.6	1.3	24.1%
Loss from discontinued operations, net of tax	—	(0.1)	NM
Net income	$53.2	$72.9	(27.1)%
Other financial data:
Adjusted EBITDA(1)	$206.3	$173.9	18.6%
Adjusted EBITDA Margin	11.5%	9.9%

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	July 1, 2017	December 31, 2016
Consolidated balance sheet data:
Cash, cash equivalents	$227.7	$102.7
Accounts receivable, net	491.4	407.2
Inventories	375.5	334.6
Total current assets	1,123.2	875.4
Total assets	2,824.4	2,530.1
Accounts payable	231.8	188.9
Total current liabilities	562.1	512.8
Total debt	1,245.8	1,620.0
Redeemable convertible preferred stock	—	151.0
Total shareholders’ equity	803.2	56.0

	Six Months Ended
Statement of cash flows data:	July 1, 2017	June 25, 2016
Net cash flow (used in) provided by:
Operating activities	$66.2	$12.6
Investing activities	(38.8)	(63.9)
Financing activities	90.6	(6.0)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Six Months Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Net income	$46.8	$66.9	$53.2	$72.9
Income from discontinued operations, net of tax	—	0.6	—	0.1
Equity earnings of non-consolidated entities	(1.1)	(0.5)	(1.6)	(1.3)
Income tax expense (benefit)	17.7	(15.7)	20.0	(13.6)
Depreciation and intangible amortization	26.0	26.4	53.1	52.0
Interest expense, net(1)	17.5	18.2	44.4	35.2
Impairment and restructuring charges	0.6	5.3	1.8	8.2
(Gain) loss on sale of property and equipment	—	0.3	(0.1)	(3.3)
Stock-based compensation expense	5.3	5.5	10.8	10.6
Non-cash foreign exchange transaction/translation loss	2.8	1.8	7.1	6.8
Other non-cash items(2)	—	2.6	—	3.0
Other items(3)	9.8	1.4	17.3	3.2
Costs relating to debt restructuring and refinancing	—	—	0.3	—
Adjusted EBITDA(4)	$125.3	$112.7	$206.3	$173.9

(1)	For the six-months ended July 1, 2017, interest expense includes the write-off of $7.0 million of original issue discount and deferred financing fees related to the repayment of debt.

(2)
Other non-cash items include: (i) in the three months ended June 25, 2016, (1) $2.6 million out-of-period charge for European warranty liability adjustment; and (ii) in the six months ended June 25, 2016, (1) $2.6 million out-of-period charge for European warranty liability adjustment, and (2) charges of $0.4 million for Trend PPA inventory valuation adjustment.

(3)
Other items not core to business activity include: (i) in the three months ended July 1, 2017, (1) $7.8 million in legal costs, (2) $1.0 million in secondary offering costs, and (3) $0.7 million in legal entity consolidation costs; (ii) in the three months ended June 25, 2016, (1) $0.4 million in professional fees related to the IPO process, (2) $0.3 million related to a legal settlement accrual for CMI, (3) $0.2 million of non-recurring audit fees, and (4) $0.2 million in acquisition costs; (iii) in the six months ended July 1, 2017, (1) $15.8 million in legal costs, (2) $(2.2) million gain on settlement of contract escrow, (3) $1.0 million secondary offering costs, (4) $0.8 million in legal entity consolidation costs, (5) $0.6 million in facility shut down costs, and (6) $0.3 million in IPO costs; and (iv) in the six months ended June 25, 2016, (1) $1.0 million in acquisition costs, (2) $0.4 million of professional fees related to IPO process, (3) $0.3 million in Dooria plant closure costs, (4) $0.3 million related to a legal settlement accrual for CMI, (5) $0.2 million of tax consulting costs in Europe, and (6) $0.2 million of non-recurring audit fees.

(4)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

Three Months Ended
(amounts in millions, except share and per share data)	July 1, 2017
Net income	$46.8
Legal and professional fees	6.2
Non-cash foreign exchange transactions/translation loss	1.9
Impairment and restructuring charges	0.4
Adjusted net income	$55.3

Diluted net income per share	$0.43
Legal and professional fees	0.06
Non-cash foreign exchange transactions/translation loss	0.02
Impairment and restructuring charges	—
Adjusted net income per share	$0.51

Diluted shares	109,086,129
NOTE: All adjustments to net income and net income per share are tax-effected at our estimated annual effective tax rate of approximately 29.8%

	Six Months Ended
	July 1, 2017	June 25, 2016
Net cash used in operating activities	$66.2	$12.6
Less capital expenditures	19.8	43.3
Free cash flow	$46.3	$(30.7)

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	July 1, 2017	June 25, 2016
Net revenues from external customers			% Variance
North America	$551.7	$567.4	(2.8)%
Europe	258.9	266.8	(3.0)%
Australasia	138.2	130.4	6.0%
Total Consolidated	$948.7	$964.6	(1.6)%
Adjusted EBITDA(1)
North America	$79.8	$75.8	5.3%
Europe	37.1	34.3	8.1%
Australasia	17.3	14.2	21.7%
Corporate and unallocated costs	(8.9)	(11.6)	(23.0)%
Total Consolidated	$125.3	$112.7	11.2%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Six Months Ended
	July 1, 2017	June 25, 2016
Net revenues from external customers			% Variance
North America	$1,035.8	$1,027.7	0.8%
Europe	501.2	505.3	(0.8)%
Australasia	259.5	228.2	13.7%
Total Consolidated	$1,796.5	$1,761.2	2.0%
Adjusted EBITDA(1)
North America	$130.0	$107.5	21.0%
Europe	64.3	59.0	9.0%
Australasia	30.6	23.2	32.1%
Corporate and unallocated costs	(18.6)	(15.7)	18.1%
Total Consolidated	$206.3	$173.9	18.6%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.